LICENSE AGREEMENT

This Agreement is entered into and effective as of 01.12.2011 by and between

Ecology Coatings Inc., a corporation organized and existing under the laws of Michigan having its principal place of business at 24663 Mound Road,
Warren, MI 48091, hereinafter referred to as ”LICENSOR”, and

BASF Coatings GmbH, a corporation organized and existing under the laws of the Federal Republic of Germany and having its principal place of business at Glasuritstr. 1, 48165 Muenster, Germany, hereinafter referred to as ”LICENSEE”.

LICENSOR and LICENSEE are hereinafter collectively referred to as the “Parties” and individually as a “Party”, whenever relevant.

Whereas, LICENSOR owns the rights to patent applications and patents as listed in attached Schedule 1 and Schedule 2; and

Whereas, LICENSEE has filed an opposition against LICENSOR´s patent EP 1 723 180; and

Whereas, LICENSEE is unwilling to take the risk of conducting research and development in the technical areas of LICENSOR´s patents and patent applications while there remains the substantial threat of a patent infringement action being brought by LICENSOR in relation to such research and development, or, of greater concern, in relation to the subsequent commercialisation of the fruits of such research and development; and

Whereas, to enable such research and development in said technical areas to take place, has LICENSOR discussed with LICENSEE the terms on which he would be willing to grant LICENSEE freedom to operate in such areas under said patents;

Now,	therefore, the Parties agree as follows:

Article 1 - Definitions

1.1
The term, “Licensed Patents I” means the patent EP 1 723 180 listed in Schedule 1 including all national patents stemming therefrom, any extension, revival, or reissue of said patents, and all patents issuing from any divisional thereof.

1.2
The term,  “Licensed Patents II” means the patent applications and patents listed in Schedule 2  including any equivalents, any extension, revival, or reissue of said patents and all patents issuing from any divisional, continuation, or continuation-in-part thereof.

1.3	The term, “Licensed Patents” means collectively Licensed Patents I and Licensed Patents II.

1.4	The term, ”Agreement Products” means all products sold by LICENSEE the manufacturing or sale of which falls under claims and the territorial area of one or more not expired Licensed Patents.

1.5	The term, ”Effective Date” means the date first above written.

1.6
The term, “Affiliate” means any corporation owned or directly or indirectly controlled by BASF SE, Ludwigshafen, Germany through ownership of at least 50% of the stock normally entitled to vote for the election of the directors.

1.7
The term "Net Sales Value" means the amount invoiced for the Agreement Products sold by LICENSEE to any third party, less a standard deduction of 15%, considering not license relevant expenses like packing expenses, insurance premium for sales claim, surplus of instalment based sales, transportation expenses, V.A.T.'s (value added tax) and sales tax, customary trade discounts and the like.

Article 2 – Grant of License

2.1
LICENSOR hereby grants to LICENSEE a non-exclusive license under the Licensed Patents as listed in Schedule 1 and Schedule 2 to practice the processes and to make, use and sell products covered by the claims of the Licensed Patents.

2.2	LICENSEE shall have the right to grant to LICENSEE´s customers the rights under Licensed Patents which are necessary to enable such customers to use and/or resell effectively Agreement Products.

2.3
LICENSEE shall have the right to grant sublicenses to third parties to have make Agreement Products solely for LICENSEE or LICENSEE´s Affiliates so long as such sublicense contains terms substantially the same as this Agreement and LICENSEE provides notice to LICENSOR of each sublicense.

2.4
This license includes the right for LICENSEE to sublicense to LICENSEE´s Affiliates, but not to third parties, notwithstanding LICENSEE´s rights under Section 2.2 and 2.3 of this Agreement so long as such sublicense contains terms substantially the same as this Agreement and LICENSEE provides notice to LICENSOR of each sublicense.

Article 3 – Consideration

3.1
As consideration for the rights, licenses and other benefits granted to LICENSEE by LICENSOR hereunder, LICENSEE shall pay to LICENSOR within forty-five (45) days after the end of each calendar quarter during the term of this Agreement.  Royalties of an amount equal to

i) 0.5 percent of the Net Sales Value of Agreement Products manufactured and/or sold in any European country in which there is a Licensed Patent I in force,

ii)  2.5 percent of the Net Sales Value of Agreement Products manufactured and/or sold in any non-European country in which there is an Licensed Patent II in force.

3.2	Unless instructed otherwise, payments to LICENSEE shall be made by wire transfer to:

Ecology Coatings
Flagstar Bank, Troy, MI USA
ABA Routing No.: 272471852
Account No.:  101561571

3.3
Each payment hereunder shall be made in U.S. Dollars. For converting into U.S. Dollars, the exchange rate in effect on that date as published by the Chase Manhattan Bank of New York on the last business day of the accounting period for which payment is due shall be used.

3.4
All payments due to LICENSOR hereunder shall be net payments, i.e. free of any bank and transfer charges and without any deduction except the deduction of any withholding tax payable by LICENSOR in the Agreement Territory in respect of such payments. In this event LICENSEE shall pay such withholding tax, deduct it from its royalty payments and send the relevant tax receipts to LICENSOR without delay.

3.5
If any payment under this Agreement is not paid when due, the unpaid amount shall bear interest at an annual rate of two (2) percentage points above the prime lending rate quoted on the last day of said period by Chase Manhattan Bank of New York until paid.

3.6
Upon thirty (30) days written notice, LICENSEE shall permit an outside firm of public accountants nominated by LICENSOR to inspect LICENSEE’S records and interview LICENSEE’S employees in connection with LICENSEE’S use of the Licensed Patents and sale of Agreement Products, at LICENSOR’S expense, at any time during regular business hours.  LICENSEE shall immediately pay LICENSOR and under-reported royalties.  If such inspection finds that LICENSEE has under-reported sales of Agreement Products in excess of 5%, LICENSEE shall reimburse LICENSOR’S costs and expenses for such inspection.

Article 4 – Patent maintenance, prosecution, defence and exploitation

4.1
LICENSOR will have the right to decide at its sole discretion (but shall have no obligation) to take any reasonable effort to obtain granted patents as far as patent applications are concerned among the Licensed Patents and to maintain Licensed Patents.

4.2
LICENSOR will have the right to decide at its sole discretion (but shall have no obligation) to defend at its own expense the Licensed Patents against any challenge of their validity (including but not limited to oppositions and nullity suits) undertaken by third parties.

4.3	In case LICENSOR intends to drop one or more of the Licensed Patents, LICENSOR shall provide LICENSEE with an opportunity to purchase such Licensed Patents.

4.4	LICENSEE shall withdraw its pending opposition against EP 1 723 180 within 30 days from the Effective Date.

4.5	LICENSEE has the right to decide at its sole discretion (but shall have no obligation) if and to what scope it will exploit the license.

Article 5 -  Patent Enforcement

If LICENSEE informs LICENSOR in writing about any unlicensed activities carried on by any third party, which could constitute an infringement of any Licensed Patent, then LICENSOR may institute and prosecute actions against third parties for infringement of the Licensed Patent at its own expense. In case LICENSOR institutes and prosecutes no action against the infringing third party, LICENSEE shall have the right to institutes and prosecutes such  action on its own expenses.

Article 6 – Representations and Warranties

All warranties or guarantees by LICENSOR, with respect to the Licensed Patents whether expressed or implied, including warranties of satisfactory quality or fitness for a particular purpose are hereby expressly excluded, except in case of intention. In particular LICENSOR makes no warranty or representation that the Licensed Patents are valid, or that the use of the processes and manufacture, use and sale of the products covered by the claims of the Licensed Patents do not infringe the patent rights of any third party. LICENSOR neither represents the commercial exploitability nor that the Licensed Patents are capable and ready to be used for a particular purpose.  LICENSEE and its sub-licensees shall indemnify and hold LICENSOR and its directors, officers and employees harmless from any and all liabilities, losses, costs and expenses arising out of or in connection with the manufacture, use, promotion, distribution or sale of Agreement Products by LICENSEE or any sub-licensees.

Article 7 - Liability

In no event shall LICENSOR be liable for any special, indirect, incidental, punitive, consequential, or any similar damages whether or not caused by or resulting from its negligence even if it has been advised of the possibility of such damages, in relation to, arising out of or in connection with this Agreement, except in relation to liability for death or personal injury caused by negligence.

Article 8 – Term and Termination

8.1	This Agreement, unless terminated earlier as hereinafter provided, shall terminate on the expiration date of the last patent or patent application to expire that is licensed hereunder.

8.2
If either Party is in material breach of this Agreement, the other Party, at its own discretion, shall give notice of that breach, and if the same is not remedied (where remediable) within thirty (30) days of such notice, the notifying Party shall have the right to terminate this Agreement immediately at any time thereafter upon written notice.

8.4	LICENSOR shall have the right to terminate this Agreement if LICENSEE has not withdrawn the opposition against EP 1 723 180 within 30 days after the Effective Date.

8.5
On termination or expiry of this Agreement, LICENSEE shall cease all use of the Licensed Patents within one year.  LICENSEE’S obligation to pay royalties under the Agreement shall continue after termination or expiry of this Agreement until LICENSEE ceases to use Licensed Patents.

Article 9 – Assignability

Except to a successor in ownership of substantially all of the assets of the relevant business of the assigning Party, neither this Agreement nor any right hereunder shall be assignable or otherwise transferable by either Party except with the prior written consent of the other Party.

Article 10 - Notices

10.1          All notices to be sent to LICENSOR hereunder shall be addressed as follows:

Ecology Coatings
Executive Office
24663 Mound Road
Warren, MI  48091
USA

or to such other address as LICENSOR may from time to time designate by written notice.

10.2          All notices to be sent to LICENSEE hereunder shall be addressed as follows:

BASF Coatings GmbH
License Department
Glasuritstr. 1
48165 Muenster
Germany

or to such other address as LICENSEE may from time to time designate by written notice.

Article 11 – Miscellaneous

11.1	This Agreement is acknowledged to have been made and shall be construed in accordance with the laws of Switzerland.

11.2
Any dispute arising from, or in connection with this Agreement and which cannot be amicably settled by the Parties within thirty (30) days of the issue being raised in writing by one of the Parties, shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

11.3
The place of the arbitration (including all hearings and meetings) shall be Chicago, Illinois but hearings may be held at any place to be fixed by the arbitrator after consultation with the Parties.  The arbitration shall be conducted in the English language. The arbitrator shall apply substantive laws of Switzerland in settling any such dispute, to the exclusion of its conflict of laws rules and to the exclusion of the U.N. Convention on the International Sale of Goods.

11.4
The cost of the arbitration, including the fees and expenses of the arbitrator, the fees and expenses of any experts appointed by the arbitration panel and the reasonable legal fees and other costs incurred by the prevailing Party shall entirely by the losing Party.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on their behalf by their duly authorized representatives.

Ecology Coatings

By:  /s/ Robert G. Crockett

Printed Name:  Robert G. Crockett

Title:  CEO

Date:  23 November 2011

BASF Coatings GmbH

By:  /s/ Dr. Axel Sievers                                                                         By:  /s/ Dr. Berhard Kluth

Printed Name:  Dr. Axel Sivers                                                              Printed Name:  Dr. Bernhard Kluth

Title:  Proxy                                                                                              Title:  Per procuration

Date:  16 November 2011                                                                        Date:  16 November 2011

Schedule 1

EP 1 723 180
 Patents granted in Cyprus, Germany, France, Great Britain, Hungary, Ireland, Luxembourg, Netherland, Turkey

Schedule 2

US 7323248
US 7153892
US 7498362
Equivalents of EP 1 723 180  outside Europe